EXHIBIT 99

                                                      NEWS RELEASE
                                                         Contacts:
                        Investor: Patrick Fossenier 1+650-378-5353
                        News Media: Gary Frantz     1+650-378-5335



              CON-WAY INC. REPORTS SECOND-QUARTER 2007 RESULTS



SAN MATEO, Calif.-July 18, 2007 -- Con-way Inc. (NYSE:CNW) today reported net income from continuing operations for the second quarter of 2007 of $47.7 million (after preferred stock dividends), or 99 cents per diluted share. The results compared with second-quarter 2006 net income from continuing operations (after preferred stock dividends) of $74.1 million, or $1.40 per diluted share.



Earnings from continuing operations in the 2007 second quarter included a charge of 10 cents per diluted share for costs from litigation of a vehicular casualty claim. Results for both the 2007 and 2006 second quarters also included the effect of discrete tax items, which reduced the tax provision by

$2.5 million, increasing earnings by 5 cents per diluted share in 2007; and

$6.9 million, adding 13 cents per diluted share to earnings in 2006. The 2006 second-quarter results for continuing operations also included $4.7 million in earnings, or 8 cents per diluted share, from Vector SCM, LLC, the former logistics joint venture with General Motors, which was sold at the end of

2006.



Operating income in the 2007 second quarter was $77.6 million, down 30.6 percent from $111.8 million earned in the second quarter a year ago.  Revenue was $1.07 billion, a decrease of 2.4 percent from last year's second-quarter revenue of $1.10 billion.



Net income available to common shareholders in the 2007 second quarter was

$46.4 million, or 96 cents per diluted share. This compares to previous-year second-quarter net income of $68.9 million, or $1.30 per diluted share. Both the 2007 and 2006 second-quarter net income to common shareholders included the results of discontinued operations. These operations had a net loss of 3 cents per diluted share in the 2007 second quarter, and a net loss of 10 cents per diluted share in the comparable period of 2006.



Commenting on the quarter, Con-way President and CEO Douglas W. Stotlar said,

"The soft market for less-than-truckload (LTL) freight remains highly competitive and price-sensitive, which has put pressure on yields. Given the market conditions we have been experiencing, we expect LTL freight demand to remain restrained through the remainder of 2007 leading to moderate year-

over-year volume growth."



Stotlar noted that the company's recently announced agreement to acquire

Contract Freighters, Inc. (CFI), a respected, industry leading North America truckload carrier with more than 3,000 employees, and a fleet of 2,600 tractors and 7,000 trailers, was being well received. "I have been very encouraged with the positive feedback from the CFI team, as well as our customers, employees and the financial markets," Stotlar said. "We're excited about this acquisition and the strategic growth opportunities it presents.

We expect the transaction to close in the third quarter."



He added that the company's Menlo Logistics unit continues to perform well and is on track to achieve low double-digit year-over-year growth in net revenues and operating income. Menlo earlier announced an agreement to acquire Cougar Holdings Pte. Ltd., a Singapore-based third-party logistics provider with $22 million in annual revenues and operations throughout

Southeast Asia. The company expects the transaction to close during the third quarter.



The effective tax rate for the 2007 second quarter was 34.2 percent compared to 31.2 percent in the same period of 2006, with both periods affected by the previously mentioned discrete tax items.



The company completed its stock repurchase program on June 29, as authorized by Con-way's Board in April 2006.  Under the program, the company acquired

7.3 million shares and utilized substantially all of the funding authorization of $400 million.



CON-WAY FREIGHT AND TRANSPORTATION



For the second quarter of 2007, Con-way Freight, the company's regional less-

than-truckload operation, and Con-way Transportation, which consists of the company's full-truckload and trailer manufacturing divisions, reported the following results:



   * Operating income of $70.3 million, a decrease of 31.2 percent from the

     $102.3 million earned in the year-ago period.  Results included an $8.0 million pre-tax charge for the previously mentioned litigation of a vehicular casualty claim, which was partially mitigated by other self-

     insurance-related activities.



   * Revenues of $749.8 million, slightly below last year's second-quarter revenues of $754.4 million.



   * Tonnage per day handled by Con-way Freight increased 4.4 percent over the previous-year second quarter.



   * Yield for Con-way Freight declined 3.5 percent from the previous-year second quarter, and was down 3.4 percent excluding the fuel surcharge.



   * Con-way Freight achieved an operating ratio of 90.5 in the 2007 second quarter compared to 86.7 in second-quarter 2006. The operating ratio was affected by higher employee-related costs for increased driver recruitment and training, the previously-mentioned vehicular casualty claim, and rebranding expense.



MENLO LOGISTICS



For the second quarter of 2007, Menlo Logistics reported:



   * Operating income of $6.9 million, a 13.8 percent increase from $6.1 million in the second quarter of 2006, which does not include Vector's earnings of $4.7 million.  At the end of 2006, Menlo sold its membership interest in Vector to General Motors.



   * Revenue of $323.9 million, down 6.3 percent from the previous-year second-quarter revenue of $345.7 million.



   * Net revenue of $105.9 million, a 9.7 percent increase compared to $96.6 million in the previous-year second quarter.



2007 OUTLOOK



The company expects full-year 2007 earnings from continuing operations to be between $3.25 and $3.45 per diluted share, based on an expected average number of diluted shares outstanding of 48.4 million for the year. Con-way's effective tax rate is expected to be approximately 38 percent for the remainder of the year.  Current 2007 guidance does not reflect the acquisition of North America truckload carrier Contract Freighters, Inc.

which was announced earlier this week. Following the close of the transaction, which is expected by the end of the third quarter, Con-way will update its full-year 2007 earnings guidance as appropriate to reflect the inclusion of CFI's financial results.



INVESTOR CONFERENCE CALL



Con-way will hold a conference call for the investment community to discuss its second-quarter financial results tomorrow, Thursday, July 19, at 11:00

a.m. Eastern Daylight Time (8:00 a.m. Pacific.)



The call can be accessed by dialing (866) 264-3634 or (706) 643-3632 (for international callers) and is expected to last approximately one hour. Callers are requested to dial in at least five minutes before the start of the call.  The call will also be available through a live internet web cast at www.con-way.com, in the Investor Relations section. Related financial and operating statistics to be discussed on the conference call will also available on the company's web site at www.con-way.com in the Investor

Relations section.



An audio replay will be available for two weeks following the call by dialing

(800) 642-1687 or (706) 645-9291 (for international callers) and using access code 4371197. The replay will also be available at the same web-casting site providing access to the live call.



About Con-way Inc.

Con-way Inc. (NYSE:CNW) is a $4.2 billion freight transportation and logistics services company headquartered in San Mateo, Calif. Named FORTUNE magazine's "Most Admired Company" in transportation and logistics for 2007, Con-way delivers industry-leading services through three primary operating companies: Con-way Freight, Con-way Truckload Services and Menlo Logistics. These operating units provide high-performance, day-definite less-than-truckload and full truckload and intermodal freight transportation, as well as logistics, warehousing and supply chain management services, and trailer manufacturing. Con-way Inc. and its subsidiaries operate from more than 500 locations across North America and in 20 countries. For more information about Con-way, visit us on the Web at www.con-way.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release constitute "forward-looking statements" and are subject to a number of risks and uncertainties and should not be relied upon as predictions of future events. All statements other than statements of historical fact are forward-looking statements, including any projections and objectives of management for future operations, any statements concerning proposed new products or services, any statements regarding Con-way's estimated future contributions to pension plans, any statements as to the adequacy of reserves, any statements regarding the outcome of any claims that may be brought against Con-way, any statements regarding future economic conditions or performance, any statements of estimates or belief, any statements regarding the proposed acquisition of CFI and proposed related financing, and any statements or assumptions underlying the foregoing. Specific factors that could cause actual results and other matters to differ materially from those discussed in such forward-looking statements include: changes in general business and economic conditions, the creditworthiness of Con-way's customers and their ability to pay for services rendered, increasing competition and pricing pressure, changes in fuel prices or fuel surcharges, the effects of the cessation of the air carrier operations of Emery Worldwide Airlines, the possibility that Con-way may, from time to time, be required to record impairment charges for long-lived assets, the proposed acquisition of CFI and proposed related financing (including without limitation the possibility that such acquisition may not be consummated due to failure of regulatory approval or other closing conditions to be satisfied, risks relating to the financing, integration risks and risks that acquisition synergies are not realized), the possibility of defaults under Con-way's $400 million credit agreement and other debt instruments (including without limitation defaults resulting from unusual charges), and the possibility that Con-way may be required to repay certain indebtedness in the event that the ratings assigned to its long-term senior debt by credit rating agencies are reduced, labor matters, enforcement of and changes in governmental regulations, environmental and tax matters, matters relating to the 1996 spin-off of Consolidated Freightways Corporation ("CFC"), including the possibility that CFC's multi-employer pension plans may assert claims against Con-way, matters relating to the sale of Menlo Worldwide Forwarding, Inc., including Con-way's obligation to indemnify the buyer for certain losses in connection with the sale, and matters relating to Con-way's defined benefit pension plans. The factors included herein and in
Item 7 of Con-way's 2006 Annual Report on Form 10-K as well as other filings with the Securities and Exchange Commission could cause actual results and other matters to differ materially from those in such forward-looking statements. As a result, no assurance can be given as to future financial condition, cash flows, or results of operations.


                                Con-way Inc.
                       STATEMENTS OF OPERATING RESULTS
               (Dollars in thousands except per share amounts)

                               Three Months Ended        Six Months Ended
                                    June 30,                  June 30,
                            ------------------------  ------------------------
                               2007         2006          2007         2006
                            -----------  -----------  -----------  -----------

REVENUES
  Freight and Transportation  $749,808     $754,353   $1,431,518   $1,450,483
  Menlo Logistics [a]          323,909      345,699      644,390      695,561
                            -----------  -----------  -----------  -----------
                             1,073,717    1,100,052    2,075,908    2,146,044
                            ===========  ===========  ===========  ===========

OPERATING INCOME (LOSS)
  Freight and Transportation    70,328      102,276      124,203      169,079
  Menlo Logistics                6,935        6,093       13,471       12,278
  Vector                             0        4,665       (2,699)       8,859
  Con-way Other                    358       (1,201)      (1,681)        (475)
                            -----------  -----------  -----------  -----------
                                77,621      111,833      133,294      189,741

                            -----------  -----------  -----------  -----------
Other Expense, Net               2,501        1,463        5,829        2,187
                            -----------  -----------  -----------  -----------

Income Before Taxes             75,120      110,370      127,465      187,554
  Income Tax Provision          25,670       34,418       47,296       63,609
                            -----------  -----------  -----------  -----------
Income from Continuing
  Operations                    49,450       75,952       80,169      123,945
                            -----------  -----------  -----------  -----------

Discontinued Operations,
  net of tax
    Loss from Discontinued
      Operations                   -         (1,176)           -       (1,929)
    Gain (Loss) from
      Disposal                  (1,310)      (4,044)       1,609       (4,850)
                            -----------  -----------  -----------  -----------
                                (1,310)      (5,220)       1,609       (6,779)

Net Income                      48,140       70,732       81,778      117,166

Preferred Stock Dividends        1,765        1,808        3,479        3,571
                            -----------  -----------  -----------  -----------

NET INCOME AVAILABLE
  TO COMMON SHAREHOLDERS       $46,375      $68,924      $78,299     $113,595
                            ===========  ===========  ===========  ===========

NET INCOME FROM CONTINUING
  OPERATIONS AVAILABLE TO
  COMMON SHAREHOLDERS          $47,685      $74,144      $76,690     $120,374
                            ===========  ===========  ===========  ===========

Weighted-Average Common
  Shares Outstanding
     Basic                  45,286,315   49,676,912   45,636,617   50,793,078
     Diluted                48,415,928   53,104,005   48,757,823   54,228,769


Earnings (Loss) Per Common Share
  Basic
     Net Income from
        Continuing Operations    $1.05        $1.49        $1.68        $2.37
     Loss from Discontinued
        Operations                  -         (0.02)          -         (0.04)
     Gain (Loss) from Disposal   (0.03)       (0.08)        0.04        (0.09)
                            -----------  -----------  -----------  -----------
                                 $1.02        $1.39        $1.72        $2.24
                            ===========  ===========  ===========  ===========
  Diluted
     Net Income from
        Continuing Operations    $0.99        $1.40        $1.58        $2.23
     Loss from Discontinued
        Operations                  -         (0.02)          -         (0.04)
     Gain (Loss) from Disposal   (0.03)       (0.08)        0.04        (0.09)
                            -----------  -----------  -----------  -----------
                                 $0.96        $1.30        $1.62        $2.10
                            ===========  ===========  ===========  ===========

                              $105,911      $96,574     $210,034     $190,971
                            ===========  ===========  ===========  ===========

[a] Menlo Logistics net revenue (revenue less purchased transportation of $217,998 and $249,125 for the three months ended June 30, 2007 and 2006, respectively; $434,356 and $504,590 for the six months ended June 30, 2007 and 2006, respectively.)



                                 Con-Way Inc.
                           CONDENSED BALANCE SHEETS
                            (Dollars in thousands)


                                              June 30,       December 31,
                                                2007             2006
                                            ------------     ------------
ASSETS
  Current assets                             $1,137,428       $1,090,484
  Property, plant and equipment, net          1,093,809        1,117,975
  Other assets                                   83,050           93,430
                                            ------------     ------------
          Total Assets                       $2,314,287       $2,301,889
                                            ============     ============

LIABILITIES AND SHAREHOLDERS' EQUITY
  Current liabilities                          $635,767         $559,802
  Long-term debt and guarantees                 532,357          557,723
  Other long-term liabilities and deferred
    credits                                     399,452          443,585
  Shareholders' equity [a]                      746,711          740,779
                                            ------------     ------------
          Total Liabilities
            and Shareholders' Equity          $2,314,287      $2,301,889
                                            ============     ============

[a] Effective January 1, 2007, Con-way adopted the measurement-date provisions ofSFAS 158, Employers Accounting for Defined Benefit Pension Plans -an amendment of SFAS 87, 88, 106 and 123R. In connection with the revision of its measurement date to December 31 from November 30, Con-way recorded a $13.0 million net increase to shareholders equity, consisting of a $15.6 million reduction in the accumulated other comprehensive loss and a $2.6 million decrease to beginning retained earnings.